EXHIBIT 99.1

Wednesday, July 29, 2015

Contact:	Tom Cherry, President & CFO
(804) 843-2360

C&F Financial Corporation

Announces Second Quarter Net Income

West Point, Va., July 29, 2015—C&F Financial Corporation (the Corporation) (NASDAQ:  CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $4.1 million for the second quarter of 2015, or $1.21 per common share assuming dilution, compared with $3.7 million for the second quarter of 2014, or $1.09 per common share assuming dilution. The Corporation reported net income of $6.7 million for the first six months of 2015, or $1.98 per common share assuming dilution, compared with $6.6 million, or $1.91 per common share assuming dilution, for the first six months of 2014.

For the second quarter of 2015, the Corporation’s annualized return on average common equity (ROE) and return on average assets (ROA) were 13.12 percent and 1.20 percent, respectively, compared to the 12.74 percent ROE and 1.13 percent ROA for the second quarter of 2014.  For the first six months of 2015, on an annualized basis, the Corporation’s ROE and ROA were 10.83 percent and 1.00 percent, respectively, compared to the 11.37 percent ROE and 1.00 percent ROA for the first six months of 2014.

The increase in both ROE and ROA for the second quarter of 2015, compared to second quarter of 2014, resulted from the increase in net income during the second quarter of 2015. The decline in ROE for the first six months of 2015 was affected by internal capital growth of 5.5 percent since June 30, 2014 resulting primarily from earnings.

“We are pleased to report net income of $4.1 million for the second quarter of 2015, which represents a 10 percent increase over net income for the second quarter of 2014,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation.  “Net income during the first half of 2015 also increased over the same period last year. Growth in earning assets, and specifically loan growth in the retail banking segment, is one of our primary goals for 2015. Average loans in the retail banking segment through the first half of 2015 increased $26.8 million, or 5 percent, over the first half of 2014.  Earnings at our mortgage banking segment continue to improve due to increases in loan origination volume during the second quarter and first six months of 2015, compared to the same periods in 2014. Earnings at our consumer finance segment improved during the second quarter of 2015, as compared to the second quarter of 2014, due to favorable credit trends in the portfolio. However, net income at our consumer finance segment for the first half of 2015 remained slightly below the first half of 2014 due to the continued downward pressure on average loan yields as discussed below.”

“We are pleased to report increases in net income for both the second quarter and first half of 2015, compared to the same periods last year.  We are making significant progress toward achieving our 2015 loan growth goal at the retail banking segment, as well as increasing loan originations at the mortgage banking segment,” said Tom Cherry, President and Chief Financial Officer of C&F Financial Corporation.  “Net income of the consumer finance segment continues to reflect the adverse effects of industry competition and the loan pricing strategies of our competitors on yield and organic loan growth.  During the second quarter of 2015, our consumer finance segment purchased a $19.6 million loan portfolio ($16.3 million, net of discount) to supplement our loan originations. Our Corporation continues to maintain strong capital and cash positions, and we believe that we are well-positioned for growth in earning assets and other strategic opportunities that may present themselves.”

Retail Banking Segment.    C&F Bank reported net income of $1.6 million for the second quarter of 2015, compared to net income of $1.4 million for the second quarter of 2014. For the first six months of 2015, the Bank reported net income of $2.8 million, compared to $2.4 million for the first six months of 2014.  The improvement in net income of the retail banking segment for the second quarter and first six months of 2015 resulted from (1) the effects of loan growth and the related increase in interest income, (2)  a shift in deposit composition from time deposits to non-interest bearing demand deposits and  non-term savings, money market and interest bearing deposits accounts, which pay lower interest rates, and

(3)  cost savings related to the integration of Central Virginia Bank (CVB)  into the Bank’s infrastructure. Partially offsetting these positive factors were (1) a decline in the yield on the Bank’s investment portfolio due to the overall low interest rate environment and the purchase of lower-yielding, shorter-term securities in order to limit exposure to a potential rising interest rate environment, (2) a decline in the yield on the Bank’s loan portfolio due to the continued low interest rate environment, and (3) higher personnel costs due to increased staff levels and support positions associated with the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios.

The results for the second quarter and first half of 2015 for the retail banking segment continue to be affected by the fair value accounting adjustments recorded in connection with the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the (1) amortization of the core deposit intangible and (2) higher depreciation expense associated with the buildings acquired in the CVB merger. The net accretion attributable to these adjustments for the second quarter and first half of 2015 was $354,000 and $841,000 net of taxes ($537,000 and $1.3 million before taxes), respectively, compared to $554,000 and $1.1 million, net of taxes ($852,000 and $1.7 million before taxes) for the second quarter and first half of 2014, respectively.

The Bank’s total nonperforming assets were $5.6 million at June 30, 2015, compared to $5.5 million at December 31, 2014. Nonperforming assets at June 30, 2015 included $4.7 million in nonaccrual loans, compared to $4.7 million at December 31, 2014, and $977,000 in other real estate owned (OREO), compared to $786,000 at December 31, 2014.  The increase in the OREO balance since December 31, 2014 was generally attributable to credit deterioration of certain smaller balance loans.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $262,000 for the second quarter of 2015, compared to net income of $224,000 for the second quarter of 2014.  For the first six months of 2015, C&F Mortgage Corporation reported net income of $309,000, compared to net income of $239,000 for the first six months of 2014.

The improvement in net income of the mortgage banking segment resulted from a 28 percent increase in mortgage loan origination volume during both the second quarter and first half of 2015, compared to the same periods in 2014, due to favorable interest rate fluctuations. The increase in loan originations resulted in higher gains on sales of loans and ancillary loan origination fees, which were partially offset by an increase in production-based compensation.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.5 million for the second quarter of 2015, compared to net income of $2.3 million for the second quarter of 2014. For the first six months of 2015, C&F Finance Company reported net income of $4.2 million, compared to net income of $4.4 million for the first six months of 2014.

Average loans during the second quarter of 2015 decreased  $2.4 million compared to average loans for the second quarter of 2014.  Average loans increased $579,000 for the first half of 2015 compared to the first half of 2014.    The decline in the average loan portfolio for the second quarter of 2015 and the small increase in the first six months of 2015, coupled with declines of 53 basis points and 55 basis points in the average yield on the portfolio for the second quarter and first half of 2015, respectively, have resulted in net interest income declines of  $457,000 and $723,000 during the second quarter and first half of 2015, respectively, compared to the same periods in 2014.  Increased competition and loan pricing strategies that competitors have used to grow market share have suppressed loan growth and adversely affected the average yield of the consumer finance segment’s loan portfolio.  Late in the second quarter of 2015, the consumer finance segment purchased a $19.6 million loan portfolio ($16.3 million, net of discount) to supplement loan originations.

The results of the consumer finance segment include a $2.1 million provision for loan losses for the second quarter of 2015, compared to $3.3 million for the second quarter of 2014. For the first six months of 2015, the provision for loan losses was $5.6 million, compared to $6.7 million for the first six months of 2014.  The annualized net charge-off ratio for the first six months of 2015 was 4.22%, compared to 4.42% for the first six months of 2014, which reflects positive credit trends in the portfolio. The allowance for loan losses to total loans decreased to 8.28 percent at June 30, 2015, compared to 8.34 percent at June 30, 2014, and 8.50 percent at December 31, 2014. The decrease in this ratio for the first six months of 2015 was primarily due to the acquisition of $19.6 million ($16.3 million, net of discount) of consumer finance loans during June 2015, which caused the ratio at June 30, 2015 to decline by 48 basis points. This acquired loan portfolio did not require an additional loan loss provision because the purchase discount was considered adequate to cover losses in that portfolio as of June 30, 2015. However, in future periods the acquired loans will be included in overall evaluations of the adequacy of the segment’s allowance for loan losses.    Management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio, C&F Finance Company may need to continue to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $298,000 for the second quarter of 2015, compared to a net loss of $212,000 for the second quarter of 2014. For the first six months of 2015, other segments reported an aggregate net loss of $572,000, compared to a net loss of $417,000 for the first six months of 2014. The higher losses during the second quarter and first six months of 2015 were due to an increase in interest expense, which resulted from the utilization of interest rate swaps to manage the interest rate risk exposure of the Corporation’s trust preferred capital notes, offset in part by higher earnings from our wealth management subsidiary.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 30 cents per share during the second quarter of 2015, which was paid on July 1, 2015. This dividend equates to a payout ratio of 24.8 percent of second quarter 2015 net income. The dividend payout ratio was 30.3 percent for the first half of 2015. The Board of Directors of the Corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and certain changes to the regulatory capital framework, which began to apply to the Corporation and the Bank on January 1, 2015. Also during the second quarter of 2015, the Board of Directors of the Corporation reauthorized the Corporation’s share repurchase program to purchase up to $5 million of the Corporation’s common stock through May 2016.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $36.85 per share on July 28, 2015.  At June  30, 2015, the book value of the Corporation was $37.12 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 16 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Adoption of New Accounting Standards. The Corporation adopted Accounting Standards Update (ASU) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects,” as of January 1, 2015. As permitted by the guidance, the Corporation has elected to amortize the initial cost of its investment in qualified affordable housing projects over the period in which the Corporation will receive tax credits, which approximates the proportional amortization method, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, the amortization related to these investments was recognized within noninterest expense. The Corporation adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU 2014-01. Prior period results and related information have been restated to conform to this presentation.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including continued relationships with major customers, deposit retention and expansion of C&F Bank’s brand recognition, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the automobile finance industry, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports listed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/2015	12/31/2014	6/30/2014
	(unaudited)	**	(unaudited)
Interest-bearing deposits in other banks	$127,856	$156,867	$171,572
Investment securities - available for sale, at fair value	218,349	221,897	217,308
Loans held for sale, at fair value	65,468	28,279	33,603
Loans, net:
Retail Banking segment	559,611	538,222	528,614
Mortgage Banking segment	2,701	2,735	2,259
Consumer Finance segment	264,311	259,241	260,297
Restricted stocks, at cost	3,345	3,442	3,690
Total assets	1,372,936	1,338,187	1,347,727
Deposits	1,042,828	1,026,101	1,039,752
Repurchase agreements	17,507	19,436	16,535
Borrowings	164,150	147,591	153,073
Shareholders' equity	125,998	123,610	119,443

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(unaudited)		(unaudited)
Interest income	$21,350	$21,712	$42,153	$43,006
Interest expense	2,176	2,141	4,207	4,361
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	15	15	30	30
Consumer Finance segment	2,140	3,250	5,640	6,745
Noninterest income:
Gains on sales of loans	2,002	1,646	3,647	2,815
Other	3,513	3,699	6,969	7,181
Noninterest expenses:
Salaries and employee benefits	9,938	9,149	20,102	18,308
Other	6,716	7,083	13,302	14,014
Income tax expense	1,779	1,677	2,742	2,909
Net income	4,101	3,742	6,746	6,635
Earnings per common share - assuming dilution	1.21	1.09	1.98	1.91
Earnings per common share - basic	1.21	1.10	1.98	1.95

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	19,622	19,860	38,649	39,336
Interest income on securities-FTE	2,199	2,317	4,439	4,644
Total interest income-FTE	21,907	22,292	43,274	44,176
Net interest income-FTE	19,731	20,151	39,067	39,815

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,602	$1,421	$2,787	$2,406
Net income - Mortgage Banking	262	224	309	239
Net income - Consumer Finance	2,535	2,309	4,222	4,407
Net loss - Other and Eliminations	(298)	(212)	(572)	(417)
Mortgage loan originations - Mortgage Banking	161,445	126,082	277,393	217,466
Mortgage loans sold - Mortgage Banking	137,454	121,109	240,204	219,742

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$142,247	$166,908	$153,813	$165,158
Investment securities - available for sale, at amortized cost	212,299	208,877	212,280	208,094
Loans held for sale	48,658	28,907	38,824	27,681
Loans:
Retail Banking segment	575,450	538,337	565,066	538,277
Mortgage Banking segment	3,508	2,791	3,417	2,810
Consumer Finance segment	278,106	280,478	279,232	278,653
Restricted stocks, at cost	3,345	3,690	3,387	4,060
Total earning assets	1,263,613	1,229,988	1,256,019	1,224,733
Total assets	1,361,421	1,326,509	1,352,640	1,322,811

Time, checking and savings deposits	860,558	850,140	861,340	850,718
Borrowings	169,055	170,385	167,578	170,635
Total interest-bearing liabilities	1,029,613	1,020,525	1,028,918	1,021,353
Demand deposits	184,909	168,716	178,224	163,688
Shareholders' equity	125,049	117,468	124,581	116,685

Asset Quality	6/30/2015	12/31/2014	6/30/2014
	(unaudited)	**	(unaudited)
Retail Banking
Loans, excluding purchased loans	$481,054	$447,613	$419,629
Purchased performing loans[1]	74,085	80,146	92,588
Purchased credit impaired loans[1]	15,615	21,424	27,457
Total loans	$570,754	$549,183	$539,674

Nonaccrual loans[2]	$4,064	$4,114	$3,838
Purchased performing-nonaccrual loans[3]	604	603	641
Total nonaccrual loans	4,668	4,717	4,479
Other real estate owned (OREO)[4]	977	786	817
Total nonperforming assets[5]	$5,645	$5,503	$5,296

Accruing loans past due for 90 days or more	$-	$14	$250

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,182	$5,549	$5,276
Purchased performing TDRs[6]	271	278	395
Total TDRs	$5,453	$5,827	$5,671

Allowance for loan losses (ALL)	$11,143	$10,961	$11,060
Nonperforming assets to loans and OREO	0.99%	1.00%	0.98%
ALL to total loans, excluding purchased credit impaired loans	2.01%	2.08%	2.16%
ALL to total nonaccrual loans	238.71%	232.37%	246.93%
Annualized net (recoveries) charge-offs to average loans	(0.06)%	0.06%	0.08%

Mortgage Banking
Nonaccrual loans	$-	$187	$191
Total Loans	$3,284	$3,288	$2,782
ALL	$583	$553	$523
Nonperforming loans to total loans	n/a	5.69%	6.87%
ALL to loans	17.75%	16.82%	18.80%
ALL to nonaccrual loans	n/a	295.72%	273.82%

Consumer Finance
Nonaccrual loans	$229	$1,040	$646
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$288,156	$283,333	$283,973
ALL	$23,845	$24,092	$23,675
Nonaccrual loans to total loans	0.08%	0.37%	0.23%
ALL to total loans[7]	8.28%	8.50%	8.34%
Annualized net charge-offs to average total loans	4.22%	5.39%	4.42%

[1]

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.1 million at 6/30/15, $1.1 million at 12/31/14 and $1.2 million at 6/30/14 for interest and $3.4 million at 6/30/15, $3.8 million at 12/31/14 and $4.3 million at 6/30/14 for credit. The fair market value adjustments for the purchased credit impaired loans are $4.2 million at 6/30/15, $5.1 million at 12/31/14 and $5.5 million at 6/30/14 for interest and $8.1 million at 6/30/15, $10.0 million at 12/31/14 and $9.6 million at 6/30/14 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.2 million at 6/30/15, $2.0 million at 12/31/14 and $2.5 million at 6/30/14.

[3]	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totaling $249,000 at 6/30/15, $249,000 at 12/31/14 and $250,000 at 6/30/14.
[4]	OREO is recorded at its estimated fair market value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $9,000 at 6/30/15, $9,200 at 12/31/14 and $10,000 at 6/30/14.
[7]

The allowance for loan losses to total loans decreased during the second quarter of 2015 as compared to prior periods primarily due to the addition of an acquired loan portfolio to the segment’s total loans during June 2015, which contributed a 48 basis point decline to this ratio at June 30, 2015.

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(unaudited)		(unaudited)
Annualized return on average assets	1.20%	1.13%	1.00%	1.00%
Annualized return on average common equity	13.12%	12.74%	10.83%	11.37%
Annualized net interest margin	6.27%	6.58%	6.25%	6.56%
Dividends declared per common share	$0.30	$0.30	$0.60	$0.59
Weighted average common shares outstanding - assuming dilution	3,394,291	3,442,468	3,404,415	3,467,054
Weighted average common shares outstanding - basic	3,394,236	3,405,245	3,404,204	3,403,042
Market value per common share at period end	$37.05	$35.99	$37.05	$35.99
Book value per common share at period end	$37.12	$35.07	$37.12	$35.07
Price to book value ratio at period end	1.00	1.03	1.00	1.03
Price to earnings ratio at period end (ttm)	10.12	9.73	10.12	9.73

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	6/30/2015			6/30/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$19,603	$19	$19,622	$19,849	$11	$19,860
Interest income on securities	1,661	538	2,199	1,748	569	2,317
Total interest income	21,350	557	21,907	21,712	580	22,292
Net interest income	19,174	557	19,731	19,571	580	20,151

	For The Six Months Ended
	6/30/2015			6/30/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$38,621	$28	$38,649	$39,316	$20	$39,336
Interest income on securities	3,346	1,093	4,439	3,494	1,150	4,644
Total interest income	42,153	1,121	43,274	43,006	1,170	44,176
Net interest income	37,946	1,121	39,067	38,645	1,170	39,815

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”